UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Tiffany & Co.

(Name of Issuer)

Common Stock, $.01 par value per share
(Title of Class of Securities)

886547108
(CUSIP Number)

Stuart I. Rosen, Esq.
General Counsel
Trian Fund Management, L.P.
280 Park Avenue, 41st Floor
New York, New York 10017
(212) 451-3000

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

May 15, 2008
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box /   /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Fund Management, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454182
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,718,600
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,718,600
11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,718,600
12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.50%
14 TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Fund Management GP, LLC
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3454087
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,718,600
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,718,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,718,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.50%
14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners GP, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453775
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,067,240
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,067,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,067,240
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.98%
14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners General Partner, LLC
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453595
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,067,240
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,067,240
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,067,240
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
7.98%
14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3453988
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
2,396,047
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
2,396,047
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,396,047
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.90%
14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners Master Fund, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 98-0468601
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
7,671,193
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
7,671,193
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,671,193
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.08%
14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund I, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694154
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
211,603
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
211,603
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
211,603
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.17%
14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund I General Partner, LLC
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 20-3694293
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
211,603
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
211,603
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
211,603
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.17%
14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763105
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
47,637
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
47,637
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04%
14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II GP, L.P.
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763102
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
47,637
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
47,637
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04%
14	TYPE OF REPORTING PERSON
PN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Trian Partners Parallel Fund II General Partner, LLC
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 87-0763099
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
47,637
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
47,637
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,637
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/X/
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.04%
14	TYPE OF REPORTING PERSON
OO

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Nelson Peltz
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,718,600
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,718,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,718,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.50%
14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Peter W. May
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,718,600
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,718,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,718,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.50%
14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D
CUSIP No. 886547108

1	NAME OF REPORTING PERSON
Edward P. Garden
S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) /X/ (b) / /
3	SEC USE ONLY
4	SOURCE OF FUNDS
AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	/ /
6	CITIZENSHIP OR PLACE OF ORGANIZATION
USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 SOLE VOTING POWER
0
8 SHARED VOTING POWER
10,718,600
9 SOLE DISPOSITIVE POWER
0
10 SHARED DISPOSITIVE POWER
10,718,600
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10,718,600
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
/ /
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
8.50%
14	TYPE OF REPORTING PERSON
IN

SCHEDULE 13D
CUSIP No. 886547108

This Amendment No. 3 relates to the Schedule 13D filed with the Securities and Exchange Commission on February 26, 2007, as amended by Amendment No. 1 to the Schedule 13D filed on January 16, 2008 and Amendment No. 2 to the Schedule 13D filed on March 25, 2008, relating to the Common Stock, $.01 par value per share (the “Shares”), of Tiffany & Co., a Delaware corporation (the “Issuer”).  The address of the principal executive offices of the Issuer is 727 Fifth Avenue, New York, New York 10022.

Items 4 and 5 of the Schedule 13D are hereby amended and supplemented as follows:

Item 4.  Purpose of Transaction

In a press release dated May 15, 2008, the Issuer announced that Peter W. May, president and a founding partner of Trian Management, has been elected to the Issuer’s Board at the Issuer’s 2008 Annual Meeting held on May 15, 2008.

Item 5.  Interest in Securities of the Issuer

(a) As of 4:00 pm, New York City time, on May 15, 2008, the Filing Persons beneficially owned, in the aggregate, 10,718,600 Shares, representing approximately 8.50% of the Issuer’s outstanding Shares (based upon 126,087,745 Shares stated by the Issuer to be outstanding as of March 20, 2008 in the Issuer’s Definitive Proxy Statement filed on April 10, 2008).

SCHEDULE 13D
CUSIP No. 886547108

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 16, 2008
TRIAN PARTNERS GP, L.P.
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN PARTNERS GENERAL PARTNER, LLC

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN PARTNERS. L.P.
By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner
By:	Trian Partners General Partner, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

SCHEDULE 13D
CUSIP No. 886547108

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN PARTNERS PARALLEL FUND I GENERAL PARTNER, LLC

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member
TRIAN PARTNERS PARALLEL FUND II, L.P. By: Trian Partners Parallel Fund II GP, L.P. its general partner By: Trian Partners Parallel Fund II General Partner, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN PARTNERS PARALLEL FUND II GP, L.P. By: Trian Partners Parallel Fund II General Partner, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

SCHEDULE 13D
CUSIP No. 886547108

TRIAN PARTNERS PARALLEL FUND II GENERAL PARTNER, LLC

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN FUND MANAGEMENT, L.P.
By: Trian Fund Management GP, LLC, its general partner

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/PETER W. MAY
Name: Peter W. May Title: Member

/s/NELSON PELTZ
NELSON PELTZ

/s/PETER W. MAY
PETER W. MAY

/s/EDWARD P. GARDEN
EDWARD P. GARDEN

End of Filing